Exhibit 10.41
FORM OF RESTRICTED STOCK AGREEMENT
PURSUANT TO THOMAS & BETTS CORPORATION 2008 STOCK INCENTIVE
PLAN
     This Restricted Stock Agreement (hereinafter “Agreement”) is made as of the <<day>> day of <<month>>, <<year>> (the “Grant Date”), by and between THOMAS & BETTS CORPORATION (hereinafter “Corporation”), a Tennessee corporation, and <<First_Name>><<Name>>, a nonemployee director of the Corporation (hereinafter “Nonemployee Director”).
     WHEREAS, the Corporation has adopted with the approval of its stockholders the Thomas & Betts Corporation 2008 Stock Incentive Plan, as attached to the 2008 Proxy Statement, and as amended from time to time thereafter (the “Plan”); and
     WHEREAS, the Committee under the Plan has awarded Restricted Stock to the Nonemployee Director;
     NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Nonemployee Director, intending to be legally bound, hereby agree as follows:
     1. Grant of Restricted Stock. Subject to the terms and conditions hereinafter set forth, the Corporation hereby grants to Nonemployee Director a total of <<Grant>> shares of Restricted Stock. The shares of Restricted Stock awarded pursuant to this Agreement are (a) evidenced by a certificate or certificates registered in Nonemployee Director’s name, or (b) recorded in book-entry with the Corporation’s share transfer agent in the name of the Nonemployee Director.
     2. Terms and Conditions. The terms and conditions of the Plan are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan shall control. Capitalized terms not defined in this Agreement shall have the meaning given such terms in the Plan.
     3. Restriction on Transfer. Except as otherwise provided pursuant to or in accordance with the terms and provisions of this Agreement or the Plan, the shares of Restricted Stock shall not be sold, exchanged, assigned, transferred or permitted to be transferred voluntarily, involuntarily, or by operation of law, delivered, encumbered, discounted, pledged, hypothecated, or otherwise disposed of for one year, commencing on the Grant Date (“Restricted Period”).
     During the Restricted Period, certificates evidencing the Restricted Stock shall bear (or, if book-entry is made, the transfer agent’s records shall reflect) the following legend:

“These shares have been issued pursuant to the Thomas & Betts Corporation (“Corporation”) 2008 Stock Incentive Plan (“Plan”) and are subject to forfeiture to the Corporation in accordance with the terms of the Plan and an Agreement between the Corporation and the person in whose name the certificate is registered. These shares may not be sold, pledged, exchanged, transferred, hypothecated or otherwise disposed of except in accordance with the terms of said Plan and said Agreement.”
     The restrictions set forth in this Paragraph 3 shall lapse on the business day immediately following the last day of the Restriction Period if the Nonemployee Director continues to serve as a nonemployee director of the Corporation during the entire Restriction Period. If, before the Nonemployee Director’s Termination of Service and before the end of the Restriction Period, (a) the Nonemployee Director dies, (b) there is a Change in Control, or (c) the Committee, in its sole discretion, determines that the Nonemployee Director has incurred a permanent disability, the restrictions set forth in this Paragraph 3 shall lapse on the date of such death, Change in Control or determination (as applicable). Such restrictions shall lapse on the date of the Nonemployee Director’s Termination of Service as a result of failure to be renominated after attainment of age 72, in accordance with the Corporation’s Corporate Governance Guidelines.
     4. Deposit of Restricted Stock. In order to induce the Corporation to issue to the Nonemployee Director the Restricted Stock, the Nonemployee Director consents to the deposit with the Secretary of the Corporation or such other person designated by the Committee, the certificates evidencing the Restricted Stock (if certificated), and shall provide stock powers or other instruments of transfer required by the Corporation or its counsel appropriately endorsed in blank by him. Such deposits shall remain in effect until the time the Restricted Stock is forfeited under and pursuant to the terms and provisions of Paragraph 5 or until said Restricted Stock shall be released from restrictions under the Plan and the Agreement.
     The Nonemployee Director consents to the appointment of the Secretary of the Corporation, in his official capacity, and his successors in office, or any other person that may be appointed by the Committee under the Plan as Escrow Agent for said shares during the Restricted Period. If during the Restricted Period, the Nonemployee Director’s Termination of Service occurs, and the Restricted Stock is forfeited in accordance with Paragraph 5, the Nonemployee Director authorizes the Escrow Agent to cause such certificate or certificates (or book entry) to be canceled on the stock record books of the Corporation. The Nonemployee Director agrees that the Escrow Agent is acting merely as a depository and shall have no liability hereunder except as a depository to retain the Restricted Stock and to dispose of them in accordance with the terms of this Agreement and the Plan. If the Escrow Agent is notified of any adverse claim or demand by any person, he is hereby authorized to hold such certificates until the dispute shall have been settled by the parties and notice submitted to him in writing by all persons so interested, or until the rights of the parties have been finally adjudicated in a court of competent jurisdiction. So long as the Restricted Stock is held in escrow, the Nonemployee Director shall be entitled to all the rights of a stockholder with respect thereto except as may be limited by the terms of the Plan and this Agreement.
     5. Forfeiture of Restricted Stock. If the Nonemployee Director incurs a Termination of Service for any reason other than (a) failure to be renominated after attainment of age 72, in accordance with the Corporation’s Corporate Governance Guidelines, or (b) death or permanent disability (as determined by the Committee in its sole discretion) before the shares of Restricted Stock have been released from the restrictions on transfer as set forth in Paragraph 3, such

Restricted Stock shall be forfeited to the Corporation on the date of such Termination of Service unless the Committee shall determine that such forfeiture would not be in the best interests of the Corporation.
     6. Section 83(b) Election. The Nonemployee Director has reviewed with the Nonemployee Director’s tax advisors the tax consequences of this Restricted Stock grant, including the consequences of filing an election under Section 83(b) of the Internal Revenue Code to be taxed on the grant at the Grant Date (rather than when the shares are released from the restrictions on transfer). The Nonemployee Director acknowledges that it is the Nonemployee Director’s sole responsibility, and not the Corporation’s, to file any election under Section 83(b) with the IRS no later than ten days after the Grant Date. The Nonemployee Director shall provide a copy of any such election to the Corporation within the 10-day period.
     7. Delivery of Stock and Documents. In the event any shares of Restricted Stock are forfeited to the Corporation, pursuant to the Plan or this Agreement, the Nonemployee Director shall, to the extent not already deposited with the Escrow Agent, deliver to the Escrow Agent the following: the certificate or certificates representing the Restricted Stock (if certificated) duly endorsed for transfer and bearing whatever documentary stamps, if any, are necessary, and such assignments, certificates of authority, tax releases, consents to transfer, instruments, and evidences of title of the Nonemployee Director and of his compliance with this Agreement as may be reasonably required by the Corporation or by its counsel.
     8. Stock Distributions. Any shares of Common Stock or other securities of the Corporation received by the Nonemployee Director as a stock dividend, or in connection with a stock split or combination, share exchange, or other recapitalization which are derived directly or indirectly from shares of Restricted Stock shall have the same status, be subject to the same restrictions, and shall bear the same legend (or book-entry record) as the shares of Restricted Stock and, if certificated, shall be delivered to the Escrow Agent to be held under the same terms and conditions as the Restricted Stock.
     9. Non-Alienation. No Restricted Stock shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.
     10. Rights of Stockholder. Subject to the terms and provisions of the Tennessee Business Corporation Act and of this Agreement, the Nonemployee Director shall have all the rights of a stockholder of the Corporation with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive all dividends or other distributions paid or made with respect thereto.
     11. Burden and Benefit. The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the Nonemployee Director and his executors or administrators, heirs, and personal and legal representatives.
     12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee (without regard to principles of conflicts of laws), except to the extent such laws are preempted by federal law.

     13. Modifications. No change or modification of this Agreement shall be valid unless it is written (or electronic) and, except as otherwise provided in the Plan, signed by the parties hereto.
     14. Entire Agreement. This Agreement, together with the Plan, sets forth all of the promises, agreements, conditions, understandings, warranties, and representations between the parties hereto with respect to the shares of Restricted Stock, and there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, between them with respect to the shares of Restricted Stock other than as set forth herein or therein.
     15. Genders. The use of any gender herein shall be deemed to include the other gender and the use of the singular herein shall be deemed to include the plural and vice versa, wherever appropriate.
     16. Notices. Any and all notices required herein shall be addressed: (i) if to the Corporation, to the principal executive office of the Corporation; and (ii) if to the Nonemployee Director, to his address as reflected in the stock records of the Corporation.
     17. Specific Performance. The parties hereto agree that the shares of Restricted Stock are unique, that the Nonemployee Director’s failure to perform the obligations provided by this Agreement will result in irreparable damage to the Corporation, and that specific performance of the Nonemployee Director’s obligations may be obtained by a suit in equity.
     18. Invalid or Unenforceable Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provisions were omitted.
     IN WITNESS WHEREOF, the Corporation and the Nonemployee Director have executed this Agreement.

ATTEST:	THOMAS & BETTS CORPORATION

Vice President-General Counsel and Secretary	By: President and Chief Executive Officer

Date: , 20

WITNESS:	NONEMPLOYEE DIRECTOR:

<<First Name>><<Name>>

Date: , 20